Exhibit 10.3

MERIDIANLINK, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of MeridianLink, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$30,000

Additional Annual Retainer for Lead Independent Director:	$20,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$20,000

Audit Committee member (other than Chair):	$10,000

Compensation Committee Chair:	$15,000

Compensation Committee member (other than Chair):	$7,500

Nominating and Corporate Governance Committee Chair:	$10,000

Nominating and Corporate Governance Committee member (other than Chair):	$5,000

Cybersecurity Committee Chair:	$10,000

Cybersecurity Committee member (other than Chair):	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

IPO Grants: Upon the Effective Date, each Outside Director serving as of such date shall receive a one-time restricted stock unit grant with a value of $300,000 (the “IPO Grant”), which shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan).

Initial Award: An initial, one-time restricted stock unit award (the “Initial Award”) with a Value (as defined below) of $300,000 will be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan). This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual restricted stock unit award (the “Annual Award”) with a Value of $150,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director ceases to have a Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan), unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the average closing market price on the New York Stock Exchange (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date, and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration:    All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and nonforfeitable upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed $750,000; (or such other limits as may be set forth in Section 3(b) of the Company’s 2021 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted [_________], 2021.

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